VILLAGE SUPER MARKET, INC.
                          EXECUTIVE OFFICES
                         733 Mountain Avenue
                     Springfield, New Jersey 07081
                        Phone:  (973) 467-2200
                         Fax:  (973) 467-6582


                       VILLAGE SUPER MARKET, INC.
                     DECLARES 4% DIVIDEND INCREASE


Contact:      Kevin Begley, CFO
              (973) 467-2200, Ext. 220
              Kevin.Begley@wakefern.com


     Springfield, New Jersey - December 18, 2009 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) declared a 4% increase in the quarterly cash dividend. The increased quarterly cash dividends are $.24 per Class A common share and $.156 per Class B common share. The dividends will be payable on January 21, 2010 to shareholders of record at the close of business on January 4, 2010.

     Village Super Market operates a chain of 26 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.